Exhibit 99.1

Intellect Neurosciences, Inc. Engages Troy Rohn, PhD as Lead Scientific Advisor for TauC3 Antibody Program

NEW YORK, October 26, 2015 (GLOBE NEWSWIRE) -- Intellect Neurosciences, Inc. (OTC: ILNS) a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of rare neurodegenerative conditions, announced today that it has appointed Dr. Troy Rohn, Professor, Department of Biological Sciences, Boise State University, Boise, Idaho, as lead scientific advisor. Dr. Rohn has agreed to assist the company in shaping and guiding the company’s TauC3 antibody program, and in particular, to identify one or more orphan diseases in which TauC3 is an appropriate target and for which the company’s TauC3 antibody may be an effective therapeutic agent.

Dr. Rohn graduated in 1990 from the University of California at Davis with a B.S. in Physiology. He received his Ph.D. in Pharmacology from the University of Washington, Seattle in 1994. His interests include the role of apoptosis in neurodegenerative diseases. Dr. Rohn conducted Postdoctoral studies at UC Irvine at the Institute of Brain Aging and Dementia under the direction of Dr. Carl Cotman. Dr. Rohn continues to collaborate extensively with UC Irvine and in addition with Dr. Eliezer Masliah at UC San Diego.

The primary focus of Dr. Rohn’s laboratory at Boise State University is the research of neurodegenerative diseases, including Alzheimer’s disease, Parkinson’s disease, Pick’s disease, frontal temporal dementia and vascular dementia. Dr. Rohn has conducted numerous experiments with affinity-purified tau caspase cleavage antibodies and has written extensively about the TauC3 antibody, developed by Lester Binder’s group at Northwestern University, which is under license to Intellect.

Elliot Maza, Chairman and CEO of Intellect, commented, “We are privileged and delighted that Dr. Rohn has agreed to join Intellect as lead scientific advisor. Dr. Rohn is uniquely capable to help us target our Tau3 antibody to one or more rare diseases. I look forward to working with him closely as we adjust the company’s research focus exclusively on rare neurodegenerative diseases.”

Dr. Rohn commented, “I am honored to assist Intellect meet its drug discovery and commercialization objectives. I am impressed by the company’s strong science and commitment to advancing the research of caspase cleaved Tau and its role in neurodegenerative diseases.”

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of rare neurodegenerative conditions, collectively known as proteinopathies. Our compounds under development include OX1, a high affinity, copper binding molecule that protects the body against free radicals. OX1 is licensed to Shire plc, which recently completed a single ascending dose Phase 1 study to evaluate the safety, tolerability and PK/PD of OX1 (renamed by Shire as “SHP622”) in subjects with FA. Details of the study, entitled, “A Phase 1, Randomized, Double-blind, Placebo-controlled, Multicenter, Single and Multiple Ascending Dose Study to Evaluate the Safety, Tolerability, Pharmacokinetics, and Pharmacodynamics of Oral VP 20629 in Adult Subjects with Friedreich’s Ataxia”, may be found at: www.clinicaltrials.gov, identifier NCT01898884. For more information, please visit www.intellectns.com.

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this letter made by representatives of Intellect Neurosciences relating to matters that are not historical facts, including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect's product candidates and the sufficiency of Intellect's cash and other capital resources, the continued development by Shire of SHP622 or its determination to seek Orphan Drug designation for the pharmaceutical product of SHP622 are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those discussed in Intellect's Annual Report on Form 10-K (file no. 333-128226) filed on October 13, 2015.

For further information contact:

David Zazoff

MDM Worldwide Solutions, Inc.

264 W 40th St, #602,

New York, NY 10018

(212) 643-0417